Exhibit 10

AMENDMENT 1

TO

AMENDED AND RESTATED

MATRIX SERVICE COMPANY

DEFERRED COMPENSATION PLAN

FOR MEMBERS OF THE BOARD OF DIRECTORS

1. Introduction. The Matrix Service Company Deferred Compensation Plan for Members of the Board of Directors was adopted effective December 31, 2006 and was amended and restated effective December 31, 2008 (the “Plan”). The Plan also amended in part the Matrix Service Company Deferred Compensation Plan for Members of the Board of Directors adopted effective January 1, 2005 (the “2005 Plan”) and the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company adopted effective October 18, 2000 (the “2000 Plan”). Capitalized terms used herein without definition shall have the meanings provided in the Plan.

2. Purpose. The purpose of this Amendment 1 (this “Amendment”), is to allow Participants who have a right to receive Compensation under the Plan as a result of the occurrence of a Termination Date to earn interest on Deferred Fees during the twelve (12) month period following the Termination Date.

3. Amendment. The Plan, the 2000 Plan and the 2005 Plan are hereby amended as follows:

(a) The third sentence of Paragraph A of Article IV is hereby amended and restated to read as follows:

“The amount of Compensation due any Participant under this Plan and the applicable Election Agreement shall be calculated as of the date of the applicable Triggering Event; provided, however, that if the applicable Triggering Event with respect to any Participant is the occurrence of a Termination Date, the amount of Compensation due with respect to such Participant shall be calculated as of the one-year anniversary of the Termination Date.”

(b) The first sentence of Article IV, Paragraph C.1. is hereby amended and restated to read as follows:

“Where a Participant has executed an Election Agreement under this Plan on or after December 31, 2006, Compensation shall be equal to the amount of Deferred Fees commencing on the date of the Election, plus the rate of interest or earnings otherwise payable upon such Deferred Fees as specified in the Election Agreement for the period from the date of the Election to the date of the Triggering Event; provided, however, that if the applicable Triggering Event with respect to any Participant is the occurrence of a Termination Date, Compensation shall be equal to the amount of Deferred Fees commencing on the date of the Election, plus the rate of interest or earnings otherwise payable upon such Deferred Fees as specified in the Election Agreement for the period from the date of the Election to the date which is the one-year anniversary of the date of the Triggering Event.”

(c) The first sentence of Article IV, Paragraph C.2. is hereby amended and restated to read as follows:

“Where a Participant has executed an Election Agreement under the 2000 Plan or 2005 Plan, the amount of Compensation shall be equal to the value of the Units or Compensation (including accrued interest) as specified by those Plans and defined by this Plan for the period from the date of Election to the date of the Triggering Event;

provided, however, that if the applicable Triggering Event with respect to any Participant is the occurrence of a Termination Date, the amount of Compensation shall be equal to the value of the Units or Compensation (including accrued interest) as specified by those Plans and defined by this Plan for the period from the date of Election to the date which is the one-year anniversary of the date of the Triggering Event.”

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan, the 2000 Plan or the 2005 Plan.

5. Effective Date. This Amendment shall take effect and be adopted on the date that the Board approves this Amendment.

Executed as of the 28th day of August, 2012.

MATRIX SERVICE COMPANY

By: /s/ Nancy E. Austin
Nancy E. Austin Vice President of Human Resources

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